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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant [_]

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[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               ALLIANCE BANCORP
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:



Reg. (S) 240.14a-101.

SEC 1913 (3-99)
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                       [LETTERHEAD OF ALLIANCE BANCORP]


                                                                    May 19, 1999

Dear Fellow Stockholder:

   By now you have received proxy soliciting material from your Company and from a dissident group organized by LaSalle Financial Partners, a Delaware limited partnership operating out of Kalamazoo, Michigan ("LaSalle" or the "LaSalle Group"). The LaSalle Group is not affiliated with any banking institution. The LaSalle Group seeks to remove three current, well-qualified members of your Board of Directors and replace them with their own hand-picked nominees.

   Your Board strongly believes that the election of the nominees proposed by the LaSalle Group is not in your best interests. SUPPORT YOUR BOARD AND PROTECT YOUR INTERESTS BY PROMPTLY SIGNING, DATING AND MAILING THE WHITE PROXY CARD. We urge you to reject their candidates. Do not sign their green proxy card, even as a protest against them. If you have already signed a green proxy card, you have every right to change your vote. Only your latest dated proxy card counts.

    YOUR BOARD HAS SUCCESSFULLY DEDICATED ITSELF TO ENHANCING FRANCHISE AND
                               STOCKHOLDER VALUE

   Your Board and management have implemented a business plan designed to improve profitability, enhance the strategic value of your Company, expand and diversify the loan portfolio, increase noninterest income, and manage excess capital through increased dividends and stock repurchases.

  . We have combined three strong and profitable financial institutions over the past two years, which we feel has improved our ability to compete and respond to changes. The Company operates twenty full-service branch offices in Chicago and suburban Cook and DuPage Counties. Liberty Federal Bank is now the third largest thrift institution in the State of Illinois and is the second largest financial institution headquartered in DuPage County, the fastest growing Chicago suburb.

  . Our loan portfolio has averaged an annualized growth rate of 25% from September 30, 1996 through December 31, 1998. Our portfolio of multi-family, commercial real estate and home equity loans has increased 109% during this period. At the same time, our asset quality remains exceptional! Nonperforming loans at March 31, 1999 represented just 0.37% of total loans.


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  .  Our Preferred Mortgage Associates ("PMA") subsidiary originated in excess of $1 billion of loans during 1998, making it one of the largest loan originators in the Chicago metropolitan area. During 1999, we are implementing technological and other improvements to PMA to further enhance its profitability.

  . Our quarterly cash dividend, payable at the annual rate of $0.56 per share, is a sign of our strong capital position and earnings potential.

  . Our stock repurchase program is particularly important in market periods like the present, when fundamental value is not fully recognized and market "momentum" is moving against the industry. Through repurchases, capital gains can be delivered to stockholders, while the investment value of remaining stockholders can be enhanced.


                     DON'T BE MISLED BY LASALLE'S CLAIMS --
        YOUR COMPANY IS WELL POSITIONED TO DELIVER VALUE TO STOCKHOLDERS
                THROUGH EITHER A MERGER OR CONTINUED OPERATIONS

   The Board is not opposed to delivering further value to stockholders through a merger with a larger financial institution. The interests of the Board of Directors are closely aligned with the interests of you, the stockholders. Members of your Board own in excess of 1.1 million shares of Alliance Bancorp common stock--Having an investment value of more than $26 million!

   The three nominees proposed by the LaSalle Group individually do not even own one single share of Alliance Bancorp common stock. The shares owned by the LaSalle Limited Partnership were acquired through a combination of margin account borrowings and other peoples money.

   We believe that LaSalle's interest in electing three nominees to your Board has more to do with margin account considerations and promises made to its limited partners than with maximizing stockholder value! In our opinion, the election of three persons whose singular objective is to force a sale of the Company is not the best means of assuring that stockholder value will be maximized in a merger/sale transaction.

   MEMBERS OF YOUR BOARD, INCLUDING NOMINEES, HAVE SIGNIFICANT EXPERIENCE IN
            DELIVERING STOCKHOLDER VALUE THROUGH MERGER TRANSACTIONS

   The experience of LaSalle's nominees that is so highly touted in the group's proxy material is neither unique within the banking industry nor within your Board. Several Board members and Board nominees also have significant experience in creating value for stockholders, including through merger transactions.

  . Since the Company's initial public offering in 1992, and through May 18, 1999, an initial purchase of Alliance Bancorp Common Stock has produced an annualized return on investment of 54%. Since the merger with Liberty Bancorp in February 1997, stockholders have realized an annualized return on investment of 14%.

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  .  Fredric Novy, Chairman of your Board, was appointed President and Chief
     Executive Officer of Craigin Financial Corporation in 1990. In May 1991, under Mr. Novy's leadership, Craigin Financial went public at a price of $10 per share. Two years later, Craigin Financial entered into an agreement to be acquired by ABN-AMRO North America at a split adjusted price of $58 per share, providing a return to stockholders of more than 480%.

  . Director Donald Sveen served in various executive capacities with The John Nuveen Company, the nation's preeminent municipal bond fund manager, from 1969 through 1996. As President and Chief Operating Officer, Mr. Sveen was instrumental in taking Nuveen public in 1992. During his tenure, Nuveen's revenues increased from ten million dollars to over one billion dollars!

  . Director William Rybak is the Executive Vice President and the Chief Financial Officer of Van Kampen Investment Inc., a mutual fund company, and a member of its senior management committee, positions he has held since 1986. In 1993, Van Kampen was purchased from Xerox Corporation by Clayton Dubilier & Rice. In 1996, Van Kampen was sold by Clayton Dubilier to Morgan Stanley.

  . Director Edward Nusrala worked for the Nusrala Shoe Company, with 125 shoe stores and lease departments around the country. He helped negotiate a sale of the company to a large manufacturer of women's shoes. He stayed with that company, called at that time "St. Louis Shoe Corporation," for eight years. In 1972, he started his own retail shoe company, Famous Brand Shoes, Inc., and continues as President. The company currently has thirty five stores operating in six states.

  . Director Whit Hughes started Hughes Equipment in October of 1958 as a sole proprietorship engaged in the design and construction of self-service laundry and dry cleaning stores. By 1990, more than 600 stores had been built and sold. In 1968, Hughes Equipment acquired the Midwest marketing assets and personnel of the commercial refrigeration and laundry division from Frigidare, a division of General Motors. Today, this division of Hughes Equipment, Custom Appliance and Carpet, is a major supplier of appliances to the builder and multi-family market in the Chicago area.

   Your Board of Directors already includes eleven independent, outside directors with extensive and diverse business experiences, including a working familiarity with the value that can be delivered in a merger transaction.

         ALLIANCE BANCORP IS ON TRACK TO REALIZE IMPROVED PROFITABILITY

   The strategic actions taken by your Board -- strengthening the franchise through combining three financial institutions, restructuring the balance sheet, acquiring and improving PMA -- have affected reported profitability. The Board expects to realize increased earnings and profitability in 1999 and beyond. In fact, earnings for the first quarter of 1999 were in excess of street estimates. We expect to return to double-digit returns on equity during 1999. We believe that your Company is more valuable today than it was two years ago.

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                 WE TOO WOULD LIKE THE MARKET TO BETTER REFLECT
                        YOUR COMPANY'S FUNDAMENTAL VALUE

   As significant owners in your Company, the Board of course is disappointed in the decline in the trading price of Alliance Bancorp common stock since April 1998. Although it does not diminish our resolve to continue to take those steps that will enhance the strategic and operational value of your Company, we would note that the trading price of the stocks of our peer group has also declined during this period.

   We would also point out that our stock price traded at its 52-week low on the day when LaSalle dumped 167,000 shares of common stock on the market. So much for their concern for the best interests of all stockholders! Since that time, the stock price has recovered and has increased 68% through May 18, 1999.

   Your Board and management are committed to enhancing the value of your investment. We urge you to protect that investment by returning the White Proxy Card and reelecting the Board's nominees. We welcome the opportunity to hear directly from you, our stockholders. Please do not hesitate to telephone either of the undersigned, or our proxy solicitor if you need assistance in voting.

Sincerely,

/s/ Fredric G. Novy                            /s/ Kenne P. Bristol
Fredric G. Novy                                Kenne P. Bristol
Chairman of the Board                          President and Chief Executive
                                               Officer


                             YOUR VOTE IS IMPORTANT

  1. The Board of Directors urges you to discard the Green proxy card recently sent to you by the LaSalle Group. A "WITHHELD ALL" vote on the LaSalle Group's Green proxy is not a vote for the Board's nominees. To vote FOR your Company's nominees you must execute a WHITE proxy card.

  2. Therefore, if you voted a Green card but wish to support your Company's nominees, please sign, date and mail the enclosed WHITE proxy card in the envelope provided as soon as possible.

  3. Remember -- only your latest dated proxy will determine how your shares are to be voted at the meeting.

  4. If any of the shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares FOR your Company's nominees on the WHITE proxy card.

  5. For assistance in voting your shares or further information, please contact the Company at 630-794-8700, or the firm assisting us in the solicitation of proxies:

                                  KISSEL-BLAKE
                          Call Toll Fee 1-800-498-2628



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